UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  Form 8-K
                               CURRENT REPORT

                       Pursuent to Section 13 or 15(d)
                   of the Securities Exchange Act of 1934

              Date of Report  (Date of earliest event reported)

                           February 27, 1998

                            BB&T Corporation
            (Exact name of registrant as specified on its charter)

                      Commission file number:  1-10853

         North Carolina                                    56-0939887
    (State of Incorporation)             (I.R.S.  Employer Identification No.)

       200 West Second Street
    Winston-Salem, North Carolina                            27101
(Address of principal executive offices)                   (Zip Code)

                               (336) 733-2000
              (Registrant's telephone number, including area code)

This Form 8-K has 3 pages. The sequential numbering of the pages is indicated in the lower right hand corner.


ITEM 5.   OTHER EVENTS

          The purpose of this Current Report on Form 8-K is to announce that BB&T Corporation Board of Directors has approved a new plan to repurchase up to 5 million shares of its common stock.

EXHIBIT INDEX

Exhibit 99.1   Announcement that the BB&T Corporation Board of
               Directors has approved a new plan to repurchase up to 5 million shares of its common stock.

BB&T Corporation Board of Directors has approved a new plan to repurchase up to 5 million shares of its common stock.

      Acting under authority granted by the Board of Directors, BB&T Corporation (NYSE:BBK) today announced the approval of a new plan to repurchase up to 5 million shares of its common stock. It is anticipated that share repurchases will be made periodically as needed for issuance in specific business combinations to be accounted for as purchases.

      BB&T intends to repurchase up to approximately 4.3 million shares for reissue in connection with the proposed acquisition of Maryland Federal Bancorp, Inc. of Hyattsville, Md., which will be accounted for as a purchase.

      BB&T currently has a plan, approved in January 1997, to repurchase up to 5 million shares of its common stock for issuance in specific business combinations to be accounted for as purchases. At year-end 1997, approximately
3.4 million shares had been repurchased pursuant to this plan. The 1.6 million shares remaining under this plan combined with the 5 million newly authorized shares provide BB&T with the potential of repurchasing up to approximately
6.6 million shares for issuance in specific business combinations to be accounted for as purchases.

      At December 31, 1997, BB&T had consolidated assets of $29.2 billion. Through its subsidiaries in North Carolina, South Carolina and Virginia, BB&T currently operates 506 banking offices.


SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              BB&T CORPORATION
                                                (Registrant)

                                              By:   /S/ SHERRY A. KELLETT

                                                      Sherry A. Kellett
                                       Executive Vice President and Controller
                                            (Principal Accounting Officer)

Date: February 27, 1998